Exhibit 99.1

FOR IMMEDIATE RELEASE

	Contact:	Ralph T. Finkenbrink	NASDAQ: NICK
		Sr. Vice President, CFO Ph# - 727-726-0763	Web site: www.nicholasfinancial.com

Nicholas Financial, Inc.
Corporate Headquarters

2454 McMullen-Booth Rd.
Building C, Suite 501
Clearwater, FL 33759

NICHOLAS FINANCIAL RETAINS FINANCIAL ADVISOR

TO ASSIST IN EVALUATING STRATEGIC ALTERNATIVES

March 20, 2013 – Clearwater, Florida – Nicholas Financial, Inc. (NASDAQ: NICK) announced today that the Board of Directors of the Company has retained Janney Montgomery Scott LLC as its independent financial advisor to assist the Board of Directors in evaluating possible strategic alternatives for the Company, including, but not limited to, the possible sale of the Company or certain of its assets, potential acquisition and expansion opportunities, and/or a possible debt or equity financing.

The Company also announced today that it has received an unsolicited, non-binding indication of interest from a potential third-party acquirer. The Company cautions its shareholders and others considering trading in its securities that its Board of Directors only recently received the indication of interest, and that the process of considering this proposal as well as other possible strategic alternatives for the Company is only in its beginning stages. The Board of Directors will proceed in an orderly and timely manner to consider possible strategic alternatives for the Company and their implications. Accordingly, no assurances can be given as to whether any particular strategic alternative for the Company will be recommended or undertaken or, if so, upon what terms and conditions. The Company currently does not intend to make any further public announcements regarding its Board of Directors’ review of possible strategic alternatives until this evaluation process has been completed.

Nicholas Financial, Inc. is one of the largest publicly traded specialty consumer finance companies based in the Southeastern United States. The Company presently operates 64 branch locations in both the Southeastern and the Midwestern states. The Company has approximately 12,100,0000 shares of common stock outstanding. For an index of Nicholas Financial, Inc.’s news releases or to obtain a specific release, visit our web site at www.nicholasfinancial.com.

Except for the historical information contained herein, the matters discussed in this news release include forward-looking statements that involve risks and uncertainties including general economic conditions and other risks detailed from time to time in the Company’s filings and reports with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended March 31, 2012. Such statements are based on the beliefs of the Company’s management as well as assumptions made by and information currently available to Company management. Actual events or results may differ materially. All forward-looking statements and cautionary statements included in this document are made as of the date hereby based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward-looking statement or cautionary statement.